SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 19, 2014
SQN AIF IV, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-184550	36-4740732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street, 28th Floor New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 422-2166

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 5, 2015, SQN Capital Management, LLC, the Investment Manager (the “Manager”) of SQN AIF IV, L.P. (“Fund IV”), sent a letter to the Limited Partners of Fund IV requesting consent to authorize Fund IV’s general partner, SQN AIF IV GP, LLC (the “General Partner”), to amend the Amended and Restated Agreement of Limited Partnership of Fund IV (the “Partnership Agreement”) in order to increase the maximum duration of Fund IV’s offering period from two to three years, subject to Fund IV’s earlier sale of the maximum offering of 200,000 Units or the earlier termination of the offering by the General Partner (the “Amendment”). Neither the Manager nor the General Partner intends to extend Fund IV’s operating period or the anticipated start of the liquidation period.

The consent of Limited Partners owning a majority of the aggregate outstanding Units is required to authorize the Amendment. Unless the Manager and the General Partner elect to extend or shorten the deadline, the consent process and the opportunity to consent to authorize the Amendment by indicating such consent will end at 5:00 p.m. Eastern Time on March 31, 2015.

The Manager and the General Partner believe Fund IV and its Limited Partners will benefit by an extension of the offering period. The Manager and the General Partner believe that the extension will enable Fund IV to take advantage of the increasing rate at which investor capital is currently being contributed. With the additional capital contributions that the Manager and the General Partner expect Fund IV to receive during the extended offering period, Fund IV is expected to make additional investments and further diversify its investment portfolio. In addition, the Manager and the General Partner believe that further economies of scale will be attained by increasing Fund IV’s capital base.

A copy of the Manager’s letter, which includes the form of Limited Partner consent card and the Amendment, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

Helicopter Portfolio

On January 7, 2015, Fund IV acquired a junior participation interest in a portfolio of eight helicopters for $1,500,000. Fund IV acquired the participation interest from SQN Helo, LLC (“SQN Helo”), the sole owner of eight entities each of which own a helicopter. The purchase price of the helicopter portfolio was approximately $25.5 million comprised of approximately $12.3 million in cash and the assumption of approximately $13.2 million of non-recourse indebtedness.

Fund IV’s affiliate, SQN Portfolio Acquisition Company, LLC, also acquired a junior participation interest in SQN Helo for $1,500,000. The senior participation interests in SQN Helo were acquired by Fund IV’s affiliate, SQN Asset Finance Income Fund Limited, and an unrelated third party insurance company.

The helicopters are each subject to leases with varying maturity dates ranging from December 2015 through December 2019. The helicopters are being used by the United States government, the United Nations and other end users in various applications throughout the world.

Medical Equipment

On December 19, 2014, Fund IV financed approximately $668,000 of medical equipment located in San Antonio, Texas. This is the fourth investment that Fund IV or its affiliates have completed under the vendor program with US Cardiovascular, LLC.

Smart Safes

Fund IV continues to acquire smart safes that are subject to lease with Brink’s Incorporated. Through this vendor program, Fund IV has committed to fund $3 million and through December 31, 2014, Fund IV had funded approximately $2.3 million.

Mining Equipment

On December 22, 2014, Fund IV increased the amount of the loan facility to Andes Construction and Mining, Inc. by $200,000. The total amount of the loan facility is now $3.2 million. In connection with the increase, Fund IV received additional security from Andes for the repayment of the facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

99.1	Letter from SQN Capital Management, LLC to Limited Partners dated February 5, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2015	SQN AIF IV, L.P.

	By:	SQN AIF IV GP, LLC,
its General Partner

		By:	/s/ JEREMIAH J. SILKOWSKI
Jeremiah J. Silkowski President and Chief Executive Officer

EXHIBITS FILED WITH THIS REPORT

Number	Description

99.1	Letter from SQN Capital Management, LLC to Limited Partners dated February 5, 2015